EXHIBIT 8.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
FOUNDED 1866

September 12, 2007

Metavante Holding Company

c/o Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin 53202

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin 53202

Re:	Material U.S. Federal Income Tax Consequences of the Holding
Company Merger, the New Marshall & Ilsley Share Distribution
and Related Transactions

Ladies and Gentlemen:

We have acted as counsel to Metavante Holding Company (“New Metavante”), a Wisconsin corporation, and Marshall & Ilsley Corporation (“M&I”), a Wisconsin corporation, in connection with (i) the merger (the “Merger”) of Montana Merger Sub Inc. (“Merger Sub”), a wholly owned, Wisconsin subsidiary of New Metavante, with and into M&I, whereby every three shares of common stock of M&I will be converted into one share of common stock of New Metavante (the “New Metavante Common Stock”), M&I will be the surviving corporation and M&I will become a wholly owned subsidiary of New Metavante, (ii) the conversion of M&I into a Wisconsin limited liability company (“Marshall & Ilsley LLC”), (iii) the distribution by Marshall & Ilsley LLC of all of the outstanding shares of common stock of Metavante Corporation (“Metavante”), a Wisconsin corporation, to New Metavante, (iv) the issuance and sale by New Metavante to WPM, L.P. (“Investor”) of shares of New Metavante Class A Common Stock and the borrowing by New Metavante or its subsidiaries of approximately $1.75 billion; (v) the contribution by New Metavante of all of the membership interests of Marshall & Ilsley LLC to New M&I Corporation (“New Marshall & Ilsley”), a Wisconsin corporation, and (vi) the distribution of all of the issued and outstanding shares of common stock of New Marshall & Ilsley on a pro rata basis to the holders of record of New Metavante Common Stock ((i)-(vi), collectively, the “Transactions”). This opinion letter is being delivered in connection with the Registration Statement on Form S-4 (Registration No. 333-143143) (the “Registration

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

Metavante Holding Company

Marshall & Ilsley Corporation

September 12, 2007

Statement”) relating to the Transactions filed by New Metavante with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended.

In rendering our opinion, we have examined such documents as we have deemed appropriate, including: (i) the Investment Agreement dated as of April 3, 2007, among M&I, Merger Sub, Metavante, New Metavante and Investor, (ii) the Separation Agreement dated as of April 3, 2007, among New Metavante, Metavante, New Marshall & Ilsley and M&I, (iii) the Employee Matters Agreement dated as of April 3, 2007, among New Metavante, Metavante, M&I and New Marshall & Ilsley, (iv) the Tax Allocation Agreement dated as of April 3, 2007, among New Metavante, Metavante, New Marshall & Ilsley and M&I ((i)-(iv), in each case as amended to the date hereof, collectively, the “Transaction Agreements”), (v) New Metavante’s and M&I’s submission to the Internal Revenue Service (“Service”) dated May 18, 2007, and subsequent submissions, and the private letter ruling received from the Service on September 12, 2007 (collectively, the “Ruling”), and (vi) such other agreements relating to the Transactions as we have deemed relevant and necessary. We have also obtained such additional information and representations as we have deemed relevant and necessary. We have relied upon, without independent verification, the representations contained in letters from New Metavante, M&I, and Investor delivered to us for purposes of this opinion letter (the “Representation Letters”). We have also obtained information through discussions with M&I personnel and participation in meetings of M&I’s Board of Directors.

For purposes of rendering this opinion letter, we have assumed, with your consent, the following: (i) original documents submitted to us are authentic, documents submitted to us as copies conform to the original documents and all such documents have been or will be duly and validly executed and delivered where such execution and delivery are prerequisites to effectiveness, (ii) the Transactions will be consummated in the manner described in the Ruling, the Registration Statement and in accordance with the provisions of the Transaction Agreements, (iii) the factual and other statements and representations set forth in the Ruling, the Registration Statement and the Representation Letters were when made, and as of the effective date of the Transactions will continue to be, true, correct and complete in all material respects, and any such statement or representation that is qualified by knowledge (or similarly qualified) is true and correct without such qualification, (iv) the covenants and agreements contained in the Transaction Agreements will be performed without waiver or breach of any material provision, and (v) the conditions of the parties to the consummation of the Transactions (other than receipt of a tax opinion) will be satisfied and not waived by the parties.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth herein, the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Holding Company Merger, the New Marshall & Ilsley Share Distribution and Related Transactions,” to the extent describing matters of U.S. federal income tax law or legal conclusions with respect thereto, is our opinion.

Metavante Holding Company

Marshall & Ilsley Corporation

September 12, 2007

The foregoing opinion is based on the current provisions of the Code and Treasury regulations issued or proposed thereunder, Revenue Rulings and other published releases of the Service and current case law, any of which can change at any time. Any such change could apply retroactively and modify the legal conclusions upon which such opinion is based. The Service or a court may disagree with the conclusions expressed in this letter, or may challenge the adequacy of the substantiation by M&I or New Metavante of the statements and representations on which we have relied, on which we express no opinion. Our opinion is limited as described above, and we do not express an opinion on any other tax aspect of the Transactions or on any related transactions.

In rendering the foregoing opinion, we express no opinion on the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion letter is rendered as of the date hereof and we undertake no obligation to update this opinion letter or advise you of any changes in the event there is any change in the legal authorities, facts, assumptions or documents on which this opinion letter is based (including the taking of any action by any party to the Transaction Agreements pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion letter unless we are specifically engaged to do so.

We hereby consent to the reference to this opinion letter in the Registration Statement, to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Material U.S. Federal Income Tax Consequences of the Holding Company Merger, the New Marshall & Ilsley Share Distribution and Related Transactions” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Sidley Austin LLP